Exhibit 99.1

GAMMACAN ENTERS INTO VITILIGO PLASMA SUPPLY AGREEMENT WITH DCI
BIOLOGICALS

Part Of Broad Strategy To Manufacture Anti-Melanoma
Drug Candidate VitiGam™ For IND Filing And Phase I/II Clinical Trial

Kiryat Ono, Israel and New York, NY – October 1, 2007 - GammaCan International, Inc. (“GammaCan” or “the Company”) (OTCBB: GCAN), a developer of proprietary immunotherapies for the treatment of melanoma and other cancers, today announced the signing of a second plasma supply agreement. Under this second agreement, DCI Biologicals, Inc. will collect plasma from Vitiligo donors for the manufacture of VitiGam™, GammaCan’s lead product in development for the treatment of Stage III and IV melanoma.

Today’s announcement is part of a revised strategy to assure a continued and uninterrupted supply of Vitiligo plasma for the clinical development and long-term commercial sale of VitiGam™.

As part of this revised strategy, GammaCan also announced the amendment of its current exclusive plasma supply agreement with Life Therapeutics, Inc. to non-exclusive. The cost of plasma supplied to GammaCan under this agreement is subsidized by a grant from the BIRD Foundation, a research and development organization that promotes and supports industrial R&D collaborations between Israeli and U.S. companies.

GammaCan is in discussions with additional plasma suppliers and anticipates signing at least one additional Vitiligo plasma supply agreement.

Steven Katz, Chairman of the Board and President of GammaCan said, “We are most pleased to sign a second plasma supply agreement. This step is part of a broad strategy to assure a continued and uninterrupted supply of Vitiligo plasma.”

About GammaCan
GammaCan develops proprietary immunotherapy and related approaches to treat melanoma and other cancers. GammaCan’s patented platform technology is based on the use of IgGs (gamma-immunoglobulins), a safe, relatively nontoxic human plasma-derived product used to treat a variety of immune deficiencies and autoimmune diseases. In cancer, IgG-based therapies work by strengthening the patient’s immune system. Many experts currently view immunotherapy as a future alternative to chemotherapy. The Company’s lead drug candidate, VitiGam™, targets Stage lll and Stage lV melanoma for which no effective treatment currently exists.

In August 2007, VitiGam™ received Orphan Drug designation from the U.S. Food and Drug Administration (FDA) for the treatment of Stage IIB to Stage IV metastatic melanoma.

For more information about GammaCan, visit www.GammaCan.com.

About VitiGam™
VitiGam™ is a first-in-class IgG-based anti-cancer immunotherapy being developed for the treatment of Stage III and Stage IV melanoma. GammaCan is planning to submit its Investigational New Drug Application (IND) for VitiGam™ to the FDA in the near future. The Company expects to commence human clinical trials shortly thereafter. VitiGam™ is an IgG-based product manufactured from the plasma of donors with Vitiligo, a benign skin condition affecting up to 2% of the general population. Studies have shown that this “enriched” IgG formulation contains potent anti-melanoma activity. Based on these studies, GammaCan expects VitiGam™ to provide specific anti-melanoma activity directed against melanoma cells, as well as and non-specific anti-cancer activity.

About Melanoma
Melanoma is a deadly form of skin cancer. According to the American Cancer Society, melanoma accounts for approximately 4% of all skin cancers but causes approximately 75% of all skin cancer-related deaths. An estimated 62,000 people will be diagnosed with and nearly 8,000 people will die from melanoma in the U.S. alone in 2007. If rapidly diagnosed and surgically removed, early-stage melanoma is usually curable. However, for patients with metastatic melanoma (Stage III and Stage IV), the prognosis is poor since no effective treatment currently exists. These patients have a median survival time of 8.5 months and a 5-year survival rate of less than 10%. There has been little change in these results for in excess of 25 years. The incidence of melanoma has increased more rapidly than any other cancer during the past 10 years. The last drug to treat patients with metastatic melanoma was approved by the FDA over 30 years ago.

Safe Harbor Statement
Statements in this press release that are not purely historical are forward-looking statements. Forward-looking statements in this press release include statements regarding: the commercialization of anti-cancer immunotherapies and the Company’s efforts to develop therapies to boost the immune systems of cancer patients by the use of IgG-based therapy. Actual outcomes and the Company’s actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the planned development of the technology; the inability to hire appropriate staff to develop the technology; unforeseen technical difficulties in developing the technology; the inability to obtain regulatory approval for human use; competitors’ therapies proving to be more effective, cheaper or otherwise preferable for consumers; the inability to market a product; all of which could, among other things, delay or prevent product release, as well as other factors expressed from time to time in GammaCan’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with GammaCan’s periodic filings with the SEC, which are incorporated herein by reference. The forward-looking statements contained herein are made only as of the date of this press release and GammaCan undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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INVESTOR CONTACT:
Robert J. Giordano
ROI Group LLC
(212) 495-0201
rgiordano@roiny.com

COMPANY:
Steven Katz, Chairman of the Board and President
(732) 254-5385
skatz@gammacan.com